Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT
BY AND AMONG
CĪON INVESTMENT MANAGEMENT, LLC,
CĪON INVESTMENT CORPORATION
AND
APOLLO INVESTMENT MANAGEMENT, L.P.

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”) is made this 26th day of June 2012, by and among CĪON Investment Management, LLC, a Maryland limited liability company (the “Adviser”), CĪON Investment Corporation, a Maryland corporation (the “BDC”) and Apollo Investment Management, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to the BDC, a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement dated [▪], 2012 (the “Advisory Agreement”); and

WHEREAS, Section 1(e) of the Advisory Agreement permits the Adviser, subject to the supervision and direction of the BDC’s board of directors (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a)            Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the BDC in accordance with the terms set forth herein and subject to the supervision of the Board.

(b)           Responsibilities of Sub-Adviser. The Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	make recommendations to the Adviser as to the general composition and allocation of the portfolio of the BDC among various types of securities, the nature and timing of the changes therein and the manner of implementing such changes;
(ii)	identify, evaluate, recommend to the Adviser and, if applicable and/or appropriate, negotiate the structure and/or terms of investment opportunities within the specific investment strategy of the BDC set forth in the BDC’s then current registration statement on Form N-2 as amended from time to time (the “Registration Statement”); provided that any proposed change that is individually or in the aggregate deemed to be material to the investment strategy of the BDC as set forth in the Registration Statement prior to such change, shall require the consent of the Sub-Adviser, which shall not be unreasonably withheld; provided further, that for the avoidance of doubt, such consent shall be required notwithstanding any statement in the Registration Statement that contemplates that the investment strategy (or any aspect thereof) may be changed, modified or supplemented in a material manner;
(iii)	assist the Adviser in performing due diligence on prospective portfolio investments; and
(iv)	provide information to the Adviser regarding the BDC’s investments that are being or were sourced by the Sub-Adviser to facilitate the Adviser’s monitoring and servicing of such investments and, if requested by the Adviser, provide information to assist the Adviser in monitoring and servicing the BDC’s other investments;

provided, however, that the Sub-Adviser shall have no responsibility with respect to any action relating to any security or other asset insofar as the Sub-Adviser determines in good faith after consultation with the Adviser that its involvement in any such action would require such action or involvement to be treated as one subject to approval by the Securities and Exchange Commission in the absence of an applicable exemptive order.

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For the avoidance of doubt, the parties acknowledge and agree that all investment decisions for the BDC will be the sole responsibility of, and will be made by and at the sole discretion of, the Adviser. The Sub-Adviser shall not be responsible or liable for any such investment decision. Furthermore, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the investment advisory services expressly described in this Section 1(b) and shall have no responsibility or liability to provide any other services whatsoever.

(c)            Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall seek to carry out its responsibilities under this Agreement in compliance with: (i) subject to the proviso set forth in Section 1(b)(ii) hereof, the BDC’s investment objectives, policies and restrictions as set forth in the Registration Statement; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser and the Sub-Adviser may from time to time jointly establish; and (iii) applicable law and related regulations applicable to the Sub-Adviser.

(d)            Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the BDC in any way or otherwise be deemed an agent of the Adviser or the BDC.

2.	Expenses.

(a)             Except as provided below in this Section 2, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the BDC in fulfilling the Sub-Adviser’s obligations hereunder.

(b)            During the term of this Agreement, except as set forth below, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or consult with such persons as it believes to be qualified to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its affiliates. The Adviser shall cause the Sub-Adviser to be reimbursed by the BDC to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(b) and 2(c) of the Advisory Agreement had such expenses been incurred by the Adviser. To the extent that the Adviser requests the Sub-Adviser in writing to incur any expenses that would not be reimbursable by the BDC pursuant to the preceding sentence, the Adviser shall reimburse the Sub-Adviser for such expenses. The Sub-Adviser shall maintain and supply to the BDC and the Adviser as they may reasonably request, records of all such expenses for which it seeks reimbursement. The Sub-Adviser shall be reimbursed by the BDC for its expenses incurred in accordance with this Section 2 promptly following its request therefor, but in no event later than 10 business days following such request.

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(c)            Upon the reasonable request of the Sub-Adviser, the Adviser shall permit representatives of the Sub-Adviser to examine, make copies of, and meet with representatives of the Adviser to discuss and ask questions regarding, the books and records of the Adviser and the BDC, as applicable, and the Adviser shall furnish the Sub-Adviser and its representatives with such additional financial, operating and other data and information as the Sub-Adviser may reasonably request. Such examinations and meetings shall be made during normal business hours and with the least amount of interference with the BDC’s and Adviser’s, as applicable, business and operations as reasonably practicable.

(d)            Upon the reasonable request of the Sub-Adviser, the BDC shall permit representatives of the Sub-Adviser to meet with the BDC’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (“Independent Directors”). Such meetings shall take place during normal business hours, at a mutually agreeable date and time and with the least amount of interference with the BDC’s business and operations as reasonably practicable.

(e)            The parties hereto acknowledge and agree that the following categories of expenses shall constitute the only categories of personnel expenses for which the Adviser or the BDC’s administrator may seek reimbursement from the BDC pursuant to Sections 2(b) and 2(c) of the Advisory Agreement in connection with the provision of its services to the BDC: (i) compliance; (ii) legal; (iii) accounting and SEC and shareholder reporting obligations; (iv) administration; (v) operations; (vi) investor relations and other shareholder services: (vii) marketing (solely related to marketing the services of the BDC); and (viii) similar functions performed in connection with the operation of the BDC.

3.	Compensation.

In consideration for the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined below), the Adviser shall pay the Sub-Adviser the fee described below, payable quarterly in arrears (within five (5) business days of when fees are paid to the Adviser, but in no event more than 30 days following the applicable calendar quarter with respect to which such fees are payable).

(a)            With respect to any fees payable by the BDC during a Term Year (including without limitation the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement, collectively referred to herein as the “Advisory Fees”), the Sub-Adviser shall be entitled to receive 50% of any such amounts.

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(b)           In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser under this Section 3 during the Term Year in which such termination occurs, the Advisory Fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

(c)            Except as required by applicable law, rule or regulation, any deferral, reduction, waiver or other modification of the Advisory Fees to be paid to the Adviser (including, without limitation, the manner and timing by which such fees are paid or payable to the Adviser) will require the prior written consent of the Sub-Adviser.

(d)           In no event shall any deferral, reduction, waiver or other modification of the dealer manager fee payable to ICON Securities Corp., an affiliate of the Adviser and the dealer-manager of the securities of the BDC adversely affect the Advisory Fees payable to the Sub-Adviser or the expenses for which it is entitled to be reimbursed hereunder.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations, Warranties and Covenants of the Sub-Adviser.

The Sub-Adviser represents, warrants and covenants to the Adviser and the BDC as follows:

(a)            The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the date the BDC commences investment operations and shall maintain such registration;

(b)           The Sub-Adviser is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder;

(c)            The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its general partner and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

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(d)           Parts 1 and 2 of the Form ADV (collectively, the “Form ADV”) of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the Securities and Exchange Commission (the “SEC”) and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide the Adviser and the BDC with a complete copy of all subsequent amendments to its Form ADV;

(e)            The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 204A-1 of the Advisers Act and will provide the Adviser and the BDC with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the general partner of the Sub-Adviser shall certify to the Adviser or the BDC that the Sub-Adviser has complied with the requirements of Rule 17j-1 of the 1940 Act during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon the written and reasonable request of the Adviser or the BDC, the Sub-Adviser shall permit representatives of the Adviser or the BDC to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) of the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Adviser or the BDC, as applicable. For the avoidance of doubt and except as otherwise expressly provided in the immediately preceding sentence, neither the Adviser nor the BDC shall have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a business development company; and

(f)            The Sub-Adviser shall seek to comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act in all material respects.

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5.	Representations, Warranties and Covenants of the Adviser.

The Adviser represents, warrants and covenants to the Sub-Adviser and the BDC (as applicable) as follows:

(a)            The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration;

(b)           The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)            The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)           The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV;

(e)            The Adviser has duly entered into the Advisory Agreement and this Agreement;

(f)            The Adviser has adopted a written code of ethics complying with the requirements of Rule 204A-1 of the Advisers Act and will provide the Sub-Adviser with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the Adviser shall certify to the Sub-Adviser that the Adviser has complied with the requirements of Rule 17j-1 of the 1940 Act during the previous quarter and that there have been no material violations of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Sub-Adviser, the Adviser shall permit representatives of the Sub-Adviser to examine the reports (or summaries of the reports) required to be made to the Adviser by Rule 17j-1(c)(1) of the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Adviser’s business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Sub-Adviser or the BDC, as applicable. For the avoidance of doubt and except as otherwise expressly provided herein, the Sub-Adviser shall not have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Adviser, except as required by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a business development company;

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(g)           The Adviser shall seek to comply with all requirements applicable to the investment adviser of a business development company like the BDC under the Advisers Act and the 1940 Act in all material respects; and

(h)           Except as otherwise provided in Section 3(c), any proposed amendment, waiver or modification of the Advisory Agreement by the Adviser (whether or not economic in nature), the effect of which may adversely affect the Sub-Adviser, shall not be made to the Advisory Agreement without the prior written consent of the Sub-Adviser.

6.	Representations, Warranties and Covenants of the BDC.

The BDC represents and warrants to the Sub-Adviser and the Adviser as follows:

(a)            The BDC will elect to be treated as a business development company under the 1940 Act and, once such election is made immediately prior to the Registration Statement is declared effective, shall maintain such treatment;

(b)           The BDC is a Maryland corporation duly incorporated and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)            The execution, delivery and performance by the BDC of this Agreement are within the BDC’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the BDC for the execution, delivery and performance by the BDC of this Agreement, and the execution, delivery and performance by the BDC of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the BDC’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the BDC;

(d)           The BDC has duly entered into this Agreement and the Advisory Agreement pursuant to which the BDC authorized the Adviser to enter into this Agreement; and

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(e)            The BDC shall seek to comply with all requirements applicable to a business development company like the BDC under the Advisers Act and the 1940 Act in all material respects.

7.	Survival of Representations, Warranties and Covenants; Duty to Update Information.

All representations, warranties and covenants made by the Sub-Adviser, the Adviser and the BDC pursuant to Section 4, 5 and 6, respectively, shall survive for the duration of this Agreement and each party hereto shall promptly notify the other parties hereto in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true in any material respect.

8.	Liability and Indemnification.

(a)            The duties of the Sub-Adviser shall be confined to those expressly set forth in Section 1(b) hereof and the Sub-Adviser expressly disclaims liability for any other duties. The Sub-Adviser shall not be liable for any loss, damage, liability, cost or expense (including reasonable attorneys’ fees and amounts paid in settlement) (collectively, “Losses”) arising in connection with the BDC's activities, except a Loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby, in each case, as the same is finally determined by judicial proceedings. (As used in this Section 8(a), the term “Sub-Adviser” shall include, without limitation, its affiliates and the Sub-Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, managers, employees agents and controlling persons, including, without limitation, the Sub-Adviser’s general partner, each of which shall be deemed a third party beneficiary for purposes hereof).

(b)           The BDC shall indemnify the Sub-Adviser (as defined in Section 8(a)) for any Loss whatsoever, arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement, and the Adviser shall indemnify the Sub-Adviser (as defined in Section 8(a)) against any Loss arising from, or in connection with, the Adviser’s breach of the terms, representations and warranties herein or otherwise based upon the performance of the Adviser’s duties or obligations under this Agreement or as investment adviser of the BDC, including by reason of any pending, threatened or completed claim, action, suit, investigation or other proceeding or regulatory or self-regulatory inquiry (including an action or suit by or in the right of the BDC or the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its manager); provided, however, that the Sub-Adviser shall not be indemnified for any Loss that is sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement, in each case, as the same is finally determined by judicial proceedings.

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(c)            With respect to any claim of indemnification hereunder, the BDC or the Adviser, as the case may be, shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if it receives a written undertaking to make reimbursement if it is finally judicially determined that such person is not entitled to indemnification, and if, in the case of advances by the BDC, a majority of the Independent Directors or an opinion of independent counsel determines, based on a review of readily available factors (as opposed to a trial determination) that there is reason to believe that the Sub-Adviser will ultimately be found to be entitled to indemnification.

(d)           Nothing in this Section 8 shall be construed so as to provide for the indemnification of any party or any limitation on the liability of any party that would, in either case, be in violation of applicable law, but such provisions shall otherwise be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by applicable law.

9.	Duration and Termination of Agreement.

(a)            Term and Effectiveness. This Agreement shall become effective as of the date that the BDC meets the minimum offering requirement, as such term is defined in the prospectus contained in the Registration Statement declared effective by the SEC (the “Effective Date”). Subject to Section 9(b) below, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of the holders of a majority of the outstanding voting securities of the BDC and (ii) the vote of a majority of the BDC’s Independent Directors, in accordance with the requirements of the 1940 Act.

(b)           Termination. This Agreement may be terminated at any time: (i) by the BDC upon not less than 60 days' prior written notice to the Sub-Adviser and the Adviser and upon either of the following: (A) the vote of the holders of a majority of the outstanding voting securities of the BDC or (B) the vote of a majority of the Independent Directors or (ii) by the Sub-Adviser upon not less than 60 days’ prior written notice to the Adviser and the BDC. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 202(a)(41) of the Advisers Act and the regulations promulgated thereunder); provided, however, that the Sub-Adviser may assign its rights and obligations hereunder to an affiliate thereof upon the prior written consent of the BDC and the Adviser, such consent not to be unreasonably withheld, conditioned or delayed.

(c)            Effect of Expiration or Termination. (i) If this Agreement expires as a result of a failure for its continuation to be approved in accordance with Section 9(a) for Cause (as defined below), is terminated pursuant to Section 9(b)(i) for Cause or is terminated pursuant to Section 9(b)(ii) without Good Reason, then the Sub-Adviser shall be entitled to receive all amounts and any accrued but unreimbursed expenses payable to it and not yet paid pursuant to Sections 2 and 3 hereof, as applicable, and the Adviser may elect to enforce the restriction on the Sub-Adviser contained in the proviso in Section 10(a), which shall in the case of such election survive until the third anniversary of the Effective Date.

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(ii)            If this Agreement expires as a result of a failure for its continuation to be approved in accordance with Section 9(a) other than for Cause, is terminated pursuant to Section 9(b)(i) other than for Cause or is terminated pursuant to Section 9(b)(ii) for Good Reason, then (x) the Sub-Adviser shall be entitled to receive all amounts and any accrued but unreimbursed expenses, payable to it and not yet paid pursuant to Sections 2 and 3 hereof, as applicable, (y) in addition to such amount, so long as the Adviser or an affiliate serves as an investment adviser to the BDC, the Adviser shall pay the Sub-Adviser, in consideration of the efforts of the Sub-Adviser in assisting in the initial structuring and development of the BDC and the Sub-Adviser’s agreements in Section 10, an amount equal to 37.5% of the gross amount of all of the Advisory Fees paid by the BDC over the three year period commencing on the calendar quarter following the calendar quarter in which such termination occurs (such additional amount shall be paid within 15 days after each month in which the BDC makes any payment on which such amount is based) and (z) the restriction on the Adviser contained in the first proviso in Section 10(b) shall survive indefinitely.

For purposes of the foregoing, “Cause” means any of the following: (A) the Sub-Adviser would be subject to disability under Section 9(a) of the 1940 Act on account of action by itself or a person subject to its supervision in the absence of receiving an exemptive order under Section 9(c) of the 1940 Act; (B) the Sub-Adviser becomes subject to disability under Section 9(a) or (b) of the 1940 Act; or (C) the Sub-Adviser breaches this Agreement in any material respect and fails to cure such breach within 30 days after notice by the Adviser; and the term “Good Reason” means any of the following: (A) the Adviser is subject to any of the same potential disabilities, disabilities or penalties as are set forth for the Sub-Adviser in clauses (A) or (B) of the definition of “Cause”; or (B) the Adviser or the BDC breaches this Agreement in any material respect and fails to cure such breach within 30 days after notice by the Sub-Adviser.

(d)           The provisions of (i) Section 8 of this Agreement shall remain in full force and effect and the Sub-Adviser shall remain entitled to the benefits thereof notwithstanding any termination or expiration of this Agreement, (ii) Section 10 of this Agreement shall remain in full force and effect notwithstanding any termination or expiration of this Agreement to the extent provided in Section 9(c) above and (iii) Sections 3(c), 3(d) and 5(h) shall remain in full force and effect and the Sub-Adviser shall remain entitled to the benefits thereof notwithstanding any termination or expiration of this Agreement if and to the extent that the consequences set forth in Section 9(c)(ii) apply in the event of such termination or expiration.

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10.	Services Not Exclusive.

(a)            Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from engaging in any other lawful activity and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, that during the term of this Agreement, the Sub-Adviser and its controlled affiliates and affiliates under common control as defined under the 1940 Act shall be prohibited from directly or indirectly acting as an investment adviser pursuant to the Advisers Act to, or sponsoring, a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act and whose securities (i) are offered primarily through one or more independent broker-dealers and/or registered investment advisers with $500 million or less of assets under management and (ii) are not listed on a public securities exchange.

(b)           Nothing in this Agreement shall prevent the Adviser or any member, manager, officer, employee or other affiliate thereof from engaging in any other lawful activity and shall not in any way limit or restrict the Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, that, without the prior written consent of the Sub-Adviser, the Adviser and its affiliates shall be prohibited from directly or indirectly acting (other than for the BDC and any other business development company for which the Sub-Adviser is appointed as the sole sub-adviser) as an investment adviser or sub-adviser pursuant to the Advisers Act and/or as a sponsor (or engaging any other person for the purpose of acting as an investment adviser or sub-adviser), in each case, of any closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, that engages primarily in the business of providing senior, unitranche and/or mezzanine financing to private, U.S. businesses, and, solely in the case of the survival of this provision pursuant to Section 9(c)(ii), (other than the BDC) whose initial public offering of securities is of securities that are listed on a public securities exchange; and provided, further, that, unless the Sub-Adviser has provided written notice to the Adviser and the BDC of its intention to terminate this Agreement, the Adviser and its affiliates shall be prohibited from directly or indirectly engaging, during the term of this Agreement, another sub-adviser (other than the Sub-Adviser) to serve in such capacity or in a similar investment advisory capacity with respect to the BDC without the consent of the Sub-Adviser.

11.	Brand Usage.

The Sub-Adviser conducts its investment advisory business under, and has the right to use, the licensed trade name Apollo Global Management, LLC and/or the licensed logo as set forth on Schedule A attached hereto (collectively, the “Brand”). Upon the terms and subject to the conditions set forth in this Section 10, the Sub-Adviser hereby grants to the Adviser a revocable, non-exclusive, non-transferable and non-sublicensable (except as expressly provided herein) royalty-free limited license (the “License”) to use the Brand solely (i) in connection with the BDC’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, and (ii) for the Adviser or BDC, as applicable, to state in such materials that investment advisory services are being provided by the Sub-Adviser to the BDC under the terms of this Agreement. Prior to using the Brand in any manner, the BDC or the Adviser, as applicable, shall submit all proposed uses of the Brand to the Sub-Adviser for prior written approval. The Adviser agrees to (x) control the use of the Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser and (y) only use the Brand if it has received the prior written approval of the Sub-Adviser for such specific use. At no time shall the Adviser contest the validity of the Brand or use the Brand other than in accordance with this Agreement. The Sub-Adviser reserves the right to terminate the License immediately upon written notice for any reason, including, without limitation, if any use of the Brand by the Adviser or the BDC is not in compliance with the standards and policies as established between the Adviser and the Sub-Adviser. Unless terminated earlier by the Sub-Adviser, the term of the License shall be for the term of this Agreement only, including any renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination or expiration of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The Adviser agrees that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Adviser’s use of the Brand shall inure solely to the benefit of the Sub-Adviser. Without limiting the foregoing, the License shall have no effect on the BDC’s ownership rights of the works within which the Brand shall be used in accordance with this Section 11. The Adviser may sublicense its rights under the License solely to the BDC; provided that any use of the Brand by the BDC shall be upon the same terms and conditions as contained herein and the Adviser shall remain liable for the BDC’s use of the Brand.

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12.	Confidentiality.

(a)            The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses CĪON Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the BDC and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “CĪON Information”). Notwithstanding the foregoing, the term “CĪON Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Adviser on a nonconfidential basis from a source other than the Adviser or the BDC or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the BDC, or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using CĪON Information and without violating any of its obligations under this Agreement.

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(b)           The Adviser agrees that it will, and will cause its Representatives and the BDC and its Representatives to whom it discloses Apollo Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Adviser and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Apollo Information”). Notwithstanding the foregoing, the term “Apollo Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Adviser, the BDC or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Adviser or the BDC on a nonconfidential basis from a source other than the Sub-Adviser or any of its Representatives; provided that such source is not known to the Adviser or the BDC to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Adviser, or (iii) has been independently developed by the Adviser, the BDC or any of their Representatives without using Apollo Information and without violating any of their obligations under this Agreement.

(c)            Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the CĪON Information or Apollo Information, as applicable, that the Adviser, BDC and Sub-Adviser are required to hold in confidence under this Section 12, as applicable, except in connection with the carrying out of the parties’ respective obligations hereunder. For purposes hereof, “Representatives” shall mean each of the parties’ respective affiliates, and its and their respective employees, directors, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties’ respective obligations hereunder.

(d)           In the event that the Sub-Adviser or its Representatives are required to disclose any CĪON Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its Representatives, the Sub-Adviser or such Representative shall provide (unless prohibited by law or regulation) the Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 12. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 12 by the Adviser, the Sub-Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any CĪON Information, the Sub-Adviser or such Representative may, without liability hereunder, disclose that portion of the CĪON Information that it deems it is legally required to be disclosed.

(e)            In the event that the Adviser or its Representatives are required to disclose any Apollo Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Adviser and/or any of its Representatives, the Adviser or such Representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 12. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 12 by the Sub-Adviser, the Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Apollo Information, the Adviser or such Representative may, without liability hereunder, disclose that portion of the Apollo Information that it deems it is legally required to be disclosed.

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(f)            This Section 12 shall survive any termination or expiration of this Agreement.

13.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to each of the other party at its principal office.

14.	Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

15.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the BDC is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

16.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

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17.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on both parties hereto, notwithstanding that both parties shall not have signed the same counterpart.

18.	Third Party Beneficiaries.

Except as otherwise provided in Section 8 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

[Remainder of page intentionally left blank; Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CĪON INVESTMENT MANAGEMENT, LLC

By:      /s/ Mark Gatto
Name: Mark Gatto
Title:   Co-President and Co-Chief Executive Officer

CĪON INVESTMENT CORPORATION

By:      /s/ Michael Reisner
Name: Michael Reisner
Title:   Co-President and Co-Chief Executive Officer

APOLLO INVESTMENT MANAGEMENT, L.P.

By: ACC Management, LLC, its general partner

By:      /s/ James C. Zelter
Name: James C. Zelter
Title:   President

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